Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 33-34555 and 33-55437 and Registration Statements No. 333-95991, 333-95993, 33-27356, 333-35877, 333-96781, 333-85360 and 333-45931 on Form S-8 and Registration Statement No. 333-67015 on Form S-3 of Sensient Technologies Corporation, of our reports dated February 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph as to the adoption in 2002 of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”), appearing in and incorporated by reference in this Annual Report on Form 10-K of Sensient Technologies Corporation for the year ended December 31, 2003.

Milwaukee, Wisconsin

March 12, 2004